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                                                                   EXHIBIT 10.10

March 10, 1995

Mr. Shirish S. Hardikar
30 Merced Avenue
San Francisco, California 94127

Dear Shirish:

     We are very pleased to extend you an offer to join ViewStar Corporation in the position of Vice President Marketing, reporting to me. As we discussed, you are free to start with us anytime during the week beginning March 13, 1995, in order to manage your departure appropriately. Also, I understand that your availability with us the first week or so may need to be part-time in order for you to have the flexibility to manage the transition.

     Your base salary will be $13,750 per month ($165,000, annualized) with equal installments paid on the 15th and the last day of every month. You are eligible for incentive compensation per the attached compensation plan. In addition, you will be included in the 1995 Management Incentive Plan with a minimum guarantee of 10% ($16,500). As we discussed, ViewStar will give you a bonus of $10,000 on your first day of employment to offset the bonus you are foregoing by joining us now. Your benefits will include comprehensive medical, dental and vision coverage as well as life insurance and long-term disability (a Benefits Summary is enclosed), which will become effective on your date of hire.

     In the event that a merger or acquisition of the company results in either your termination of employment (other than for voluntary resignation, cause, death or disability) or a significant reduction in responsibilities, then ViewStar will provide twelve months of pay continuance (paid twice per month at the rate of $165,000 per year) and benefit programs continuance, as well as twelve months of stock vesting. There is no time limitation on this provision. Eligibility commences from the date of any job impact. This agreement will also be considered binding on any successor corporation.

     In the event it is determined by the Board of Directors, upon receipt of a written opinion of the Company's independent public accountants, that the enforcement of the stock vesting above would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and the Board otherwise desires to approve such a proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then the Company will provide alternate reasonable compensation of equal value to the stock vesting.

     The Immigration Reform Act of 1986 requires employers to verify the citizenship and legal right to work of all new employees within three business days of the time of hire. To assist us in
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complying with this requirement, you will need to complete Part 1 of the enclosed Employee Eligibility Verification Form (I-9), dating it with the date of your first day at work. You will also need to be prepared to supply to Human Resources any documents needed to satisfy the requirements of Part 2 of the I-9 form: either one from list A, OR one from list B and one from list C. The documents need to be originals, not facsimiles, and need only meet the minimum requirements.

     As a further condition of employment, we require that you read, sign and return the enclosed Proprietary Information/Employment Agreement and ViewStar's application form. We have also included a W-4 form (required for payroll processing) and a direct deposit form (participation is optional) which must be completed and returned to Human Resources on your first day of employment. Also, as we discussed, I understand that you will take a two-week vacation in July/August 1995 time period.

     Please do not hesitate to call if you have any additional questions.


Sincerely,                             Accepted:

/s/ Mark Perry
                                       /s/ Shirish S. Hardikar         3/13/95
Mark Perry                             ---------------------------------------
President & CEO                        Name                             Date


Enclosures

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